Exhibit 99.1

Central European Distribution Corporation Announces Preliminary Second Quarter 2004 Results; Net Income Increased 32% over Second Quarter 2003

SARASOTA, Fla., August 3, 2004 /PRNewswire/ — Central European Distribution Corporation, today announced its preliminary financial results for the second quarter of 2004. Un-audited net income for the second quarter of 2004 was approximately $4.57 million, or $0.28 per fully diluted share, compared to $3.46 million, or $0.23 per fully diluted share, for the same period in 2003. Un-audited net sales for the second quarter of 2004 were approximately $133.0 million compared to $105.1 million for the same period in 2003.

The Company also announced that it stands by its previously announced full year 2004 guidance with net sales in the range of $543 to $553 million and fully diluted earnings per share in the range of $1.28—$1.33. The Company will file second quarter 2004 financial results on August 9th.

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland. The Company operates ten distribution centers and 70 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Jose Cuervo Tequila, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

941-330-1558

www.ced-c.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2003, and other periodic reports filed with the Securities and Exchange Commission.